EXHIBIT 99.1
National Western Life Group, Inc. Announces 2016 Full Year and Fourth Quarter Earnings

Austin, Texas, March 10, 2017 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today 2016 consolidated net earnings of $100.9 million, or $28.53 per diluted Class A common share, compared with consolidated net earnings of $98.4 million, or $27.82 per diluted Class A common share, for 2015. The Company's book value per share increased to $473.53 as of December 31, 2016 from $443.32 as of December 31, 2015. For the quarter ended December 31, 2016, the Company reported consolidated net earnings of $23.6 million, or $6.67 per diluted Class A common share, compared with $32.0 million, or $9.04 per diluted Class A common share, in the fourth quarter of 2015.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $92.4 million for the year ended December 31, 2016, or $26.13 per diluted Class A common share, compared to $93.7 million, or $26.49 per diluted Class A common share in the same period for 2015. Mr. Moody commented on the full year results saying, "Our outcome for the year is gratifying given that the environment in 2016 was not very conducive for our industry's business. It is a testament to our disciplined approach in managing risks while seeking to optimize profit generators." Earnings from operations for quarter ended December 31, 2016 were $22.0 million, or $6.21 per diluted Class A common share, versus $31.2 million, or $8.83 per diluted Class A common share, recorded during the fourth quarter of 2015. Mr. Moody noted, "The market price of our publicly traded shares increased over 51% in the fourth quarter alone. Consequently, accounting rules required us to recognize additional expense of approximately $9 million during the quarter for share-based compensation plan awards."

Revenues increased to $682.4 million during the year ended December 31, 2016 from $589.8 million for the same period in 2015 primarily due to realized gains on investments and higher market valuations of index options the Company purchases to support its fixed-index policy obligations. Mr. Moody indicated, "Our investments continue to perform well and are accretive to earnings. Sales of our fixed-index life and annuity products remain popular with consumers in managing their financial positions. We, like many others, are hopeful that we will soon see the beginning of interest rate levels rising back to historical norms from the artificially depressed levels of this past decade."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products, which meet the financial needs of its customers in 49 states as well as residents of various international countries. NWLIC has 265 employees and approximately 27,500 contracted independent agents, brokers, and consultants. At December 31, 2016, the Company maintained consolidated total assets of $11.9 billion, stockholders' equity of $1.7 billion, and life insurance in force of $20.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Revenues, excluding investment and index option gains (losses)	$161,947	171,289	640,934	644,336
Realized and unrealized gains (losses) on index options	20,057	8,134	28,364	(61,750)
Realized gains on investments	2,481	1,160	13,070	7,209
Total revenues	184,485	180,583	682,368	589,795

Earnings:
Earnings from operations	$22,000	31,237	92,397	93,710
Net realized gains on investments	1,612	754	8,495	4,686
Net earnings	23,612	31,991	100,892	98,396

Net earnings attributable to Class A shares	22,944	31,087	98,039	95,614

Basic Earnings Per Class A Share:
Earnings from operations	$6.22	8.84	26.13	26.50
Net realized gains on investments	0.46	0.21	2.40	1.33
Net earnings	6.68	9.05	28.53	27.83

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$6.21	8.83	26.13	26.49
Net realized gains on investments	0.46	0.21	2.40	1.33
Net earnings	6.67	9.04	28.53	27.82

Diluted Weighted Average Class A Shares	3,438	3,438	3,437	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com